EXHIBIT 99.1

Broadridge Strengthens Advisor Compensation Capabilities

Acquisition of Financial Database Services, Inc. Extends Broadridge’s Wealth Management Product Suite

NEW YORK, N.Y. – September 3, 2019  – Broadridge Financial Solutions, Inc. (NYSE:BR), a global Fintech leader and part of the S&P 500® Index, today announced that it has acquired Financial Database Services, a trusted provider of compensation management, compliance and advisor onboarding solutions for the wealth management industry. The acquisition expands Broadridge’s current market leading advisor compensation management capabilities and underscores its commitment to bringing value-added technology solutions to the wealth management industry.

“The acquisition of Financial Database Services is the latest example of Broadridge expanding our wealth capabilities and growing our client base,” said Michael Alexander, head of North American Wealth and Capital Markets Solutions for Broadridge. “Compensation management and compliance are key industry areas in need of transformation, and we look forward to extending our industry leading capabilities.”

Financial Database Services, the developer of the CAESAR suite of products, provides a modular suite of compensation and compliance tools to the marketplace, including advisor onboarding and analytics solutions. With the SEC’s recently adopted Regulation Best Interest rule, the solutions strengthen Broadridge’s position to help clients with adoption and compliance.

“We are excited to become part of industry leader Broadridge and to work together to continue to bring innovative solutions to a greater number of clients,” said David Woltman, President of Financial Database Services.

Terms of the deal were not disclosed.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE: BR) a $4 billion global Fintech leader and a member of the S&P 500, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset and wealth managers and corporate issuers globally. Broadridge’s investor communications, securities processing and managed services solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than US $5 trillion in fixed income and equity trades per day. Broadridge employs over 11,000 full-time associates in 18 countries.

For more information about Broadridge, please visit www.broadridge.com.

Investors:

W. Edings Thibault
Head of Investor Relations
Broadridge Financial Solutions
+1 516-472-5129
edings.thibault@broadridge.com

Media:

Tina Wadhwa
Broadridge Financial Solutions
+1 212-973-6164
tina.wadhwa@broadridge.com